KPMG LLP

4200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Selected American Shares, Inc. and Selected International Fund, Inc.:

We consent to the use of our report dated February 20, 2024, with respect to the financial statements and financial highlights of Selected American Shares, Inc. and Selected International Fund, Inc., as of December 31, 2023, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Minneapolis, Minnesota

April 29, 2024